EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2023 Results

FORT COLLINS, Colo., May 01, 2023 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its second quarter of fiscal year 2023. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

Second Quarter Overview

  Net sales were $718 million, compared to $587 million, an increase of 22 percent.
  Net earnings were $36 million, or $0.58 per share, compared to net earnings of $48 million, or $0.74 per share.
  Adjusted net earnings1 were $62 million, or $1.01 per share, compared to adjusted net earnings of $47 million, or $0.72 per share.
  Net cash provided by operating activities was $40 million for the first half of fiscal 2023, compared to $50 million. Free cash flow1 for the first half of fiscal 2023 was negative $4 million, compared to free cash flow of $26 million. Adjusted free cash flow1 was negative $1 million for the first half of fiscal 2023, compared to adjusted free cash flow of $27 million.

“We delivered strong sales growth in the second quarter driven by robust demand for our products and services across aerospace and industrial markets. We also increased output enabled in part by strategic investments made to mitigate supply chain risk, reduce complexity, and increase efficiency,” said Chip Blankenship, Chairman and Chief Executive Officer. “We are pleased with our progress and remain focused on delivering further operational improvements to drive value for our shareholders. Given our second quarter results and a lower expected tax rate, we are raising some aspects of our previous guidance.”

Second Quarter Company Results

Net sales for the second quarter of fiscal 2023 were $718 million, compared to $587 million, an increase of 22 percent. The ongoing industry-wide challenges, including supply chain and labor disruptions, continued to impact sales. The negative impact of foreign currency exchange rates was approximately $14 million in the quarter.

Net earnings were $36 million, or $0.58 per share, for the second quarter of 2023, compared to $48 million, or $0.74 per share. Adjusted net earnings for the second quarter of 2023 were $62 million, or $1.01 per share, compared to $47 million or $0.72 per share.

EBIT1 was $53 million for the second quarter of 2023, compared to $62 million. Adjusted EBIT1 was $87 million for the second quarter of 2023, compared to $60 million.

The effective tax rate was 11.8 percent for the second quarter of 2023, compared to 11.4 percent. The adjusted effective tax rate1 for the second quarter of 2023 was 17.8 percent, compared to 11.0 percent.

Segment Results

Aerospace

Aerospace segment net sales for the second quarter of fiscal 2023 were $437 million, compared to $373 million, an increase of 17 percent.

Ongoing passenger traffic recovery and increasing aircraft utilization continue to drive notable growth in commercial OEM and aftermarket sales. Defense sales were down due to continued weakness in guided weapons, partially offset by increased defense aftermarket sales.

Aerospace segment earnings for the second quarter of 2023 were $73 million, compared to $60 million. Segment earnings as a percent of segment net sales were 16.8 percent for the second quarter of 2023, compared to 16.0 percent. The increase in Aerospace segment earnings was primarily a result of higher commercial OEM and aftermarket volume as well as price realization, partially offset by inflation, higher manufacturing costs and annual incentive compensation.

Industrial

Industrial segment net sales for the second quarter of fiscal 2023 were $281 million, compared to $214 million, an increase of 31 percent. Industrial sales for the second quarter of 2023 increased primarily due to higher volumes across all markets. Foreign currency exchange rates negatively impacted sales by approximately $11 million in the quarter.

Industrial segment earnings for the second quarter of 2023 were $38 million, compared to $17 million. Industrial segment earnings as a percent of segment net sales were 13.4 percent for the second quarter of 2023, compared to 8.1 percent. Industrial segment earnings increased due to higher volume as well as favorable product mix, partially offset by inflation, higher manufacturing costs and annual incentive compensation.

Nonsegment

Nonsegment expenses were $58 million for the second quarter of fiscal 2023, compared to $15 million. Adjusted nonsegment expenses1 were $23 million for the second quarter of 2023, compared to $17 million. Adjusted nonsegment expenses for the second quarter exclude costs primarily related to specific charges for excess and obsolete inventory, product rationalization, and restructuring to optimize the cost structure. Adjusted nonsegment expenses for the second quarter of 2022 exclude costs related to business development activities and a charge associated with a non-recurring matter unrelated to the ongoing operations of the business.

Year-to-Date Results

Net sales for the first half of 2023 were $1.34 billion, compared to $1.13 billion. Net earnings for the first half of 2023 were $65 million, or $1.07 per share, compared to $78 million, or $1.21 per share. Adjusted net earnings for the first half of 2023 were $91 million, or $1.50 per share, compared to $83 million, or $1.28 per share.

The effective tax rate was 9.5 percent for the first half of 2023, compared to 14.8 percent. The adjusted effective tax rate for the first half of 2023 was 14.5 percent, compared to 15.5 percent.

Aerospace segment net sales for the first half of 2023 were $833 million, compared to $709 million. Aerospace segment earnings for the first half of 2023 were $129 million, or 15.5 percent of segment net sales, compared to $111 million, or 15.6 percent of segment net sales.

Industrial segment net sales for the first half of 2023 were $504 million, compared to $419 million. Industrial segment earnings for the first half of 2023 were $49 million, or 9.7 percent of segment net sales, compared to $41 million, or 9.8 percent of segment net sales.

Nonsegment expenses were $83 million for the first half of 2023, compared to $45 million. Adjusted nonsegment expenses were $48 million, compared to $38 million.

Cash Flow and Financial Position

Net cash provided by operating activities was $40 million for the first half of fiscal 2023, compared to $50 million. Payments for property, plant, and equipment for the first half of 2023 were $44 million, compared to $24 million.

Free cash flow was negative $4 million for the first half of fiscal 2023, compared to $26 million. Adjusted free cash flow was negative $1 million for the first half of fiscal 2023, compared to $27 million. The decrease in free cash flow was primarily due to increased capital expenditures.

During the first half of fiscal 2023, $51 million was returned to stockholders in the form of $25 million of dividends and $26 million of repurchased shares under a board authorized share repurchase program.

Total debt was $859 million at March 31, 2023, compared to $729 million at March 31, 2022. Debt-to-EBITDA1 leverage at March 31, 2023, was 2.2 times EBITDA, compared to 1.8 times EBITDA at March 31, 2022.

Fiscal Year 2023 Outlook

We continue to expect year-over-year improvements in the second half of fiscal 2023. Due to our better-than-expected results experienced in the second quarter as well as an anticipated lower income tax rate for the full year, we are raising certain aspects of our full year guidance.

Woodward, Inc. and Subsidiaries
FY23 Guidance
(unaudited - in millions, except per share amount, basis points and percentages)

	Prior	Revised
	FY23 guidance issued on,	FY23 guidance issued on,
	January 30th, 2023	May 1st, 2023
Total Company
Sales	$2,600 - $2,750	$2,700 - $2,800
Adjusted Effective Tax Rate	~19%	~16%
Adjusted Free Cash Flow	$200 - $250	No change
Capital Expenditures	~$80	No change
Adjusted EPS	$3.15 - 3.60	$3.50 - $3.75

Segment Data
Aerospace
Sales Growth	14% - 19%	No change
Segment Earnings (% of Sales)	Up 150bps - 200bps	No change
Industrial
Sales Growth	Flat - 5%	14% - 19%
Segment Earnings (% of Sales)	Flat	No change

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. ET, May 1, 2023, to provide an overview of the financial performance for the second quarter of fiscal year 2023, business highlights, and outlook for the remainder of fiscal year 2023. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-888-440-4531 (domestic) or 1-646-960-0808 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 4278216. An audio replay will be available by telephone from 7:30 p.m. ET on May 1, 2023, until 11:59 p.m. ET on May 15, 2023. The telephone number to access the replay is 1-800-770-2030 (domestic) or 1-647-362-9199 (international), reference access code 4278216.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The audio replay and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, our expectations of anticipated year-over-year growth in the second half of fiscal year 2023 and other anticipated trends in our business; our focus on operational enhancements and ability to drive value for our shareholders; and statements regarding our business and financial outlook for fiscal year 2023, including our guidance for sales, adjusted earnings, adjusted earnings per share, segment sales growth, segment earnings as a percent of sales, adjusted effective tax rate, adjusted free cash flow, and capital expenditures as well as our assumptions regarding our outlook. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) global economic uncertainty and instability in the financial markets that affect Woodward, its customers, and its supply chain; (2) risks related to continued constraints and disruptions in the global supply chain and labor markets; (3) Woodward’s long sales cycle; (4) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (5) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (6) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (7) changes and consolidations in the aerospace market; (8) uncertainties related to the COVID-19 pandemic; (9) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (10) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, any subsequently filed Quarterly Report on Form 10-Q, as well as its Quarterly Report on Form 10-Q for the second quarter ended March 31, 2023, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2023	2022	2023	2022

Net sales	$718,214	$586,839	$1,336,833	$1,128,425
Costs and expenses:
Cost of goods sold	559,149	453,425	1,051,812	872,576
Selling, general, and administrative expenses	75,578	44,124	138,765	106,430
Research and development costs	37,777	32,384	66,411	57,776
Restructuring charges	5,172	-	5,172	-
Interest expense	12,845	8,197	23,987	16,503
Interest income	(508)	(500)	(874)	(1,141)
Other (income) expense, net	(12,040)	(4,887)	(20,430)	(15,561)
Total costs and expenses	677,973	532,743	1,264,843	1,036,583
Earnings before income taxes	40,241	54,096	71,990	91,842
Income taxes	4,730	6,190	6,873	13,631
Net earnings	$35,511	$47,906	$65,117	$78,211

Earnings per share amounts:
Basic earnings per share	$0.59	$0.77	$1.09	$1.24
Diluted earnings per share	$0.58	$0.74	$1.07	$1.21
Weighted average common shares outstanding:
Basic	59,807	62,550	59,736	62,825
Diluted	61,227	64,618	61,083	64,863

Cash dividends per share paid to Woodward common stockholders	$0.2200	$0.1900	$0.4100	$0.3525

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	March 31,	September 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$129,427	$107,844
Accounts receivable	663,419	609,964
Inventories	567,784	514,287
Income taxes receivable	33,287	5,179
Other current assets	76,770	74,695
Total current assets	1,470,687	1,311,969
Property, plant, and equipment, net	919,672	910,472
Goodwill	799,147	772,559
Intangible assets, net	483,884	460,580
Deferred income tax assets	25,052	23,447
Other assets	313,091	327,419
Total assets	$4,011,533	$3,806,446

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$130,500	$66,800
Current portion of long-term debt	75,978	856
Accounts payable	220,386	230,519
Income taxes payable	33,692	34,655
Accrued liabilities	206,388	206,283
Total current liabilities	666,944	539,113
Long-term debt, less current portion	652,119	709,760
Deferred income tax liabilities	138,863	127,195
Other liabilities	541,553	529,256
Total liabilities	1,999,479	1,905,324
Stockholders’ equity	2,012,054	1,901,122
Total liabilities and stockholders’ equity	$4,011,533	$3,806,446

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Six-Months Ended
	March 31,
	2023	2022
Net cash provided by operating activities	$40,150	$50,108

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(44,046)	(24,150)
Proceeds from sale of assets	199	5
Payments for business acquisition, net of cash acquired	878	-
Payments for purchase of short-term investments	-	(8)
Proceeds from sales of short-term investments	7,733	11,305
Net cash used in investing activities	(35,236)	(12,848)

Cash flows from financing activities:
Cash dividends paid	(24,537)	(22,134)
Proceeds from sales of treasury stock	14,067	19,399
Payments for repurchases of common stock	(26,369)	(273,535)
Borrowings on revolving lines of credit and short-term borrowings	1,031,800	11,500
Payments on revolving lines of credit and short-term borrowings	(968,100)	(11,500)
Payments of debt financing costs	(2,236)	-
Payments of long-term debt and finance lease obligations	(288)	(564)
Net cash provided by (used in) financing activities	24,337	(276,834)
Effect of exchange rate changes on cash and cash equivalents	(7,668)	(533)
Net change in cash and cash equivalents	21,583	(240,107)
Cash and cash equivalents at beginning of year	107,844	448,462
Cash and cash equivalents at end of period	$129,427	$208,355

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2023	2022	2023	2022
Net sales:
Aerospace	$437,017	$372,757	$832,702	$709,192
Industrial	281,197	214,082	504,131	419,233
Total consolidated net sales	$718,214	$586,839	$1,336,833	$1,128,425
Segment earnings*:
Aerospace	$73,314	$59,809	$128,748	$110,892
As a percent of segment net sales	16.8%	16.0%	15.5%	15.6%
Industrial	37,571	17,234	48,973	40,927
As a percent of segment net sales	13.4%	8.1%	9.7%	9.8%
Total segment earnings	110,885	77,043	177,721	151,819
Nonsegment expenses	(58,307)	(15,250)	(82,618)	(44,615)
EBIT	52,578	61,793	95,103	107,204
Interest expense, net	(12,337)	(7,697)	(23,113)	(15,362)
Consolidated earnings before income taxes	$40,241	$54,096	$71,990	$91,842

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$19,656	$11,027	$44,046	$24,150
Depreciation expense	$20,535	$21,023	$40,661	$42,056

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	March 31, 2023			March 31, 2022
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$40,241	$35,511	$0.58	$54,096	$47,906	$0.74
Non-U.S. GAAP adjustments:
Specific charge for excess and obsolete inventory	11,995	9,016	0.15	-	-	-
Product rationalization	10,504	7,896	0.13	-	-	-
Restructuring charge	5,172	3,874	0.06	-	-	-
Non-recurring charge related to customer collections	4,997	3,761	0.06	-	-	-
Certain non-restructuring separation costs	2,208	1,661	0.03	-	-	-
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	(1,728)	(1,296)	(0.02)
Business development activities	-	-	-	-	-	-
Total non-U.S. GAAP adjustments	34,876	26,208	0.43	(1,728)	(1,296)	(0.02)
Adjusted earnings (Non-U.S. GAAP)	$75,117	$61,719	$1.01	$52,368	$46,610	$0.72

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Six-Months Ended			Six-Months Ended
	March 31, 2023			March 31, 2022
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$71,990	$65,117	$1.07	$91,842	$78,211	$1.21
Non-U.S. GAAP adjustments:
Specific charge for excess and obsolete inventory	11,995	9,016	0.15	-	-	-
Product rationalization	10,504	7,896	0.13	-	-	-
Restructuring charge	5,172	3,874	0.06	-	-	-
Non-recurring charge related to customer collections	4,997	3,761	0.06	-	-	-
Certain non-restructuring separation costs	2,208	1,661	0.03	-	-	-
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	3,272	2,454	0.04
Business development activities	-	-	-	2,982	2,236	0.03
Total non-U.S. GAAP adjustments	34,876	26,208	0.43	6,254	4,690	0.07
Adjusted earnings (Non-U.S. GAAP)	$106,866	$91,325	$1.50	$98,096	$82,901	$1.28

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2023	2022	2023	2022
Net earnings (U.S. GAAP)	$35,511	$47,906	$65,117	$78,211
Income taxes	4,730	6,190	6,873	13,631
Interest expense	12,845	8,197	23,987	16,503
Interest income	(508)	(500)	(874)	(1,141)
EBIT (Non-U.S. GAAP)	52,578	61,793	95,103	107,204
Non-U.S. GAAP adjustments*	34,876	(1,728)	34,876	6,254
Adjusted EBIT (Non-U.S. GAAP)	$87,454	$60,065	$129,979	$113,458

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2023	2022	2023	2022
Net earnings (U.S. GAAP)	$35,511	$47,906	$65,117	$78,211
Income taxes	4,730	6,190	6,873	13,631
Interest expense	12,845	8,197	23,987	16,503
Interest income	(508)	(500)	(874)	(1,141)
Amortization of intangible assets	9,418	9,587	18,596	19,275
Depreciation expense	20,535	21,023	40,661	42,056
EBITDA (Non-U.S. GAAP)	82,531	92,403	154,360	168,535
Non-U.S. GAAP adjustments*	34,876	(1,728)	34,876	6,254
Adjusted EBITDA (Non-U.S. GAAP)	$117,407	$90,675	$189,236	$174,789

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2023	2022	2023	2022
Nonsegment expenses (U.S. GAAP)	$58,307	$15,250	$82,618	$44,615
Specific charge for excess and obsolete inventory	(11,995)	-	(11,995)	-
Product rationalization	(10,504)	-	(10,504)	-
Restructuring charge	(5,172)	-	(5,172)	-
Non-recurring charge related to customer collections	(4,997)	-	(4,997)	-
Certain non-restructuring separation costs	(2,208)	-	(2,208)	-
Non-recurring matter unrelated to the ongoing operations of the business	-	1,728	-	(3,272)
Business development activities	-	-	-	(2,982)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$23,431	$16,978	$47,742	$38,361

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)

	Six-Months Ended March 31,
	2023	2022

Net cash provided by operating activities (U.S. GAAP)	$40,150	$50,108
Payments for property, plant, and equipment	(44,046)	(24,150)
Free cash flow (Non-U.S. GAAP)	(3,896)	25,958
Cash paid for business development activities	-	770
Cash paid for restructuring charges	2,836	505
Adjusted free cash flow (Non-U.S. GAAP)	$(1,060)	$27,233

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) a specific charge for excess and obsolete inventory, (ii) product rationalization, (iii) a restructuring charge, (iv) a non-recurring charge related to customer collections, (v) certain non-restructuring separation costs, (vi) a charge and partial reversal in connection with a non-recurring matter unrelated to the ongoing operations of the business, and (vii) costs related to business development activities. The product rationalization adjustment pertains to a non-recurring write-off of inventory and assets related to the elimination of certain product lines. The specific charge for excess and obsolete inventory pertains to a non-recurring process change that resulted in the identification and write down of certain excess inventory unrelated to product rationalization. The non-recurring charge related to customer collections pertains to a discrete process issue that was identified and corrected. The Company believes that these excluded items are short‐term in nature, not directly related to the ongoing operations of the business, and therefore, the exclusion of them illustrates more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities and restructuring activities. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Guidance with respect to non-U.S. GAAP measures as provided in this release excludes, as applicable, costs, charges and payments related to (i) business development activities, and (ii) restructuring activities.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik
Director, Investor Relations
970-498-3849
Dan.Provaznik@woodward.com